SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTION, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                     Commission File No. 0-24374
                                                            CUSIP No.: 30729M207

  [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR

For  the  period  ended:  DECEMBER  31,  2005

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For  the  transition  period  ended:
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  Read attached Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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 If the notification related to a portion of the filing checked above, identify the item(s) to which notification relates:

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PART  I-REGISTRANT  INFORMATION
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Full name of Registrant:                        Fantatech, Inc.
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Former  name if Applicable:                     Lucas Educational System, Inc.
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Address of  Principal Executive Office          Suite 1A, 18th Floor,
(Street and Number):                            China Hong Kong City
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City,  State  and  Zip  Code:                   Tsimshatsui, Kowloon, Hong  Kong
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PART II-RULE 12B-25(B) AND (C)
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If  the subject report could not be filed without unreasonable effort or expense and  the  registrant  seeks
relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate.)
     (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART  III-NARRATIVE
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State  below  in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

The Company has incurred a delay in assembling the information required to be included in its December 31, 2005 Form 10-KSB Annual Report. The Company expects to file its December 31, 2005 Form 10-KSB Annual Report with the U.S. Securities and Exchange Commission by April 15, 2006.
(Attach  extra  sheets  if  needed.)

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PART  IV-OTHER  INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification:

       Guangwei  Liang              (86)(755)                 8375-9900
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           (Name)                  (Area Code)            (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                                                [X] Yes   [ ] No

If  the  answer  is  no,  identify  report(s)

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes   [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 Fantatech, Inc.
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                   Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 30,  2006                       By:  /s/  Guangwei Liang
       ---------------                            -------------------
                                                  Guangwei  Liang
                                                  Chief  Executive  Office


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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